Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2016-03

RAI board member Daly resigns;

Jerome Abelman designated to succeed him

WINSTON-SALEM, N.C. – Jan. 15, 2016 –Reynolds American Inc. (NYSE: RAI) announced today that John P. Daly has resigned as a member of RAI’s board of directors, effective Feb. 4.

Daly has served on RAI’s board since December 2010, one of five board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of British American Tobacco p.l.c. (BAT), under the terms of the 2004 governance agreement, as amended, between RAI, B&W and BAT. His three-year term as a Class II director was scheduled to expire in 2018. Daly, former chief operating officer at BAT, retired from BAT in 2014.

Jerome Abelman, director of legal and external affairs, and general counsel at BAT, has been designated by BAT for nomination to RAI’s board to succeed Daly, effective Feb. 4. RAI’s board will vote on Abelman’s formal nomination at its regularly scheduled Feb. 4 meeting.

“John has given us outstanding business advice and counsel to the benefit of RAI and its shareholders, and we wish him the very best in retirement,” said Thomas C. Wajnert, chairman of RAI’s board.

Abelman has been with the BAT Group for 13 years and has held a number of legal, corporate and regulatory roles. He joined BAT’s management board as director, corporate and regulatory affairs, in January 2015, and was appointed director, legal and external affairs, and general counsel in May 2015.

Abelman has a bachelor’s degree from Tulane University in New Orleans, La., and a Juris Doctor degree from Pace University School of Law in New York.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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